Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into as of April 10, 2012, by and between JHS CAPITAL ADVISORS, LLC, a Florida Limited Liability Company ("Buyer"). PAULSON INVESTMENT COMPANY, INC., an Oregon corporation ("Seller"), and PAULSON CAPITAL CORP., an Oregon corporation ("Parent").

RECITALS

A.           Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, certain assets of the Seller, including (i) the rights to service Seller's customer accounts in its retail brokerage business, and (ii) Seller's rights in, under and to Seller's agreements with its Registered Representatives (as defined below), all on the terms and subject to the conditions set forth in this Agreement. The parties hereto desire to confirm their agreement and understanding with respect to the transactions contemplated hereby.

AGREEMENT

In consideration of the mutual agreements, representations, warranties and covenants set forth below. Buyer, Seller and Parent agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)           "Accepted Accounts" means all Accounts which are not as of the Closing Date rejected by Buyer.

(b)           "Accepted Representatives" shall mean all Registered Representatives who are not as of the Closing Date rejected by Buyer.

(c)           "Accounts" means all of Seller's customer accounts and related retail brokerage accounts "Account Agreements" mean all of the contracts between Seller and each of the account holders setting forth the terms and conditions relating to the Accounts.

(d)           "Affiliate" means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

(e)           "Closing" means the consummation of the transactions contemplated hereby.

(f)           "Closing Date" means the date of the Closing.

(g)           "Customer" means any person, corporation, partnership, trust, division, business unit, department, agency or other entity related to any of the Accepted Accounts or which shall be or shall have been a customer of Buyer or shall be or shall have been contacted by Buyer for the purpose of soliciting it to become a customer of Buyer.

(h)           "Governmental Authorizations" means the permits, authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby, including, but not limited to those required under, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (B) state securities or "blue sky" laws, (C) the Financial Industry Regulatory Authority, Inc. ("FINRA"), and (D) the Investment Advisors Act of 1940, as amended.

(i)            "Governmental Entity" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign), including regulated and self-regulated entities existing under the authority of any federal, state, municipal or other government, including without limitation, state securities regulatory bodies, securities exchanges, the U.S. Securities and Exchange Commission ("SEC"), FINRA, the Federal Deposit Insurance Corporation ("FDIC"), the New York Stock Exchange, Inc. ("NYSE"), the NASDAQ Stock Market, Inc. ("NASDAQ") and the Municipal Securities Rulemaking Board.

(j)           "Knowledge" means with respect to any party, the actual knowledge of any executive officer, director, general partner or managing member of such party or any executive officer, director, general partner or managing member of an Affiliate of such party, and such knowledge as any of them would reasonably be expected to have after reasonable inquiry.

(k)            "Lien" means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.

(1)            "Loss" means any claim, loss, obligation, liability, settlement payment, award, judgment, fine, penalty, damage, deficiency, diminution of value, royalty, interest and penalties, cost or expense, including reasonable attorneys' fees and reasonable expenses of investigation and defense, or other charge.

(m)            "Material Adverse Effect" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations, of such Person.

(n)            "Person" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

(o)            "Rejected Account Agreements" means all Account Agreements related to Rejected Accounts.

(p)            "Rejected Accounts" means all Accounts that are not Accepted Accounts.

(q)           "Rejected Representatives" means all Registered Representatives who are not Accepted Representatives.

(r)           "Registered Representatives" means registered representatives or investment advisor representatives who are licensed with Seller on the date hereof, as listed on Schedule 1.1 (r) to this Agreement, and any registered representatives or investment advisor representatives who become licensed with Seller after the date hereof.

(s)           "Representative Agreements" means the agreements executed by Seller and Registered Representatives setting forth the terms and conditions under which the Registered Representatives operate as Registered Representatives with the Seller;

(t)           "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as transferee, or servicer of, or in connection with, the Accounts or which could become a charge against or lien on any of the Accounts, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, income taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

(u)           "T12" means the aggregate gross dealer commissions for the trailing twelve month period ended on the month end immediately prior to the date of execution of this Agreement.

(v)            "Transfer" means the transfer by Seller to Buyer of (i) Seller's right to service the Accepted Accounts, and (ii) Seller's rights in, to and under the Accepted Representative Agreements (as defined below).

ARTICLE II
TRANSFER AND PURCHASE

2.1           Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens, all right, title and interest of Seller in, to and under the following assets, as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"):

(a)            All of Seller's right, title and interest in and right to service the Accepted Accounts under the corresponding Account Agreements (the "Accepted Account Agreements").

(b)           All of Seller's right, title, and interest in and to all of the Representative Agreements between the Seller and the Accepted Representatives (the "Accepted Representative Agreements"), including all registrations, licenses, permits, and applications therefor. Buyer and Seller have prepared and attached here as Schedule 2.1(b) a list of Accepted Representatives. However, Buyer shall have up until the Closing Date to reject any Registered Representative. Buyer shall be responsible for the costs associated with the transfer of the licenses of the Accepted Representatives from Seller to Buyer.

(c)           All mailing lists, customer lists, subscriber lists, e-mail addresses relating to the Accepted Accounts and the Accepted Representatives;

(d)           All books and records ledgers, files, documents, correspondence, lists, advertising and promotional materials, studies, reports and other materials, all agreements between Seller and any Person relating to the Accepted Accounts and the Accepted Representatives, the Accepted Representative Agreements, and other electronic or printed materials relating solely to the Purchased Assets (including all data and other information stored on discs, tapes or other media) of Seller (the "Transferred Records).All training manuals and materials, marketing programs and materials, operational systems and procedural manuals, compliance systems and procedural manuals, and other procedural manuals;

(e)           All Purchased Contracts (as defined in Section 2.3 below);

(f)           Except for certain desks, chairs and computers that are used by a small group of Seller personnel identified in Section 2.20) below (the "Excluded Furniture"), all furniture and fixtures, equipment, equipment leases and prepaid assets; and

(g)           The real estate leases for Seller's facilities in Portland, Oregon, Salem, Oregon and New York City, New York (the "Real Property Leases").

2.2           Excluded Assets.      Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

(a)           All cash (including any cash held at any clearing firm), bank deposits, cash equivalents and securities of Seller;

(b)           All commission and related receivables of Seller, subject to Section 3.4 below;

(c)           All corporate minute books and stock transfer books and the corporate seal of Seller;

(d)           All contracts and agreements of Seller other than the Purchased Contracts;

(e)           All of Seller's employee benefit agreements, plans or similar arrangements maintained by Seller;

(f)           The trade mark, trade name or right to use the trade mark or trade name "Paulson";

(g)           All licenses and registrations of Seller issued by the SEC, FINRA and other Governmental Entities;

(h)           Computer servers that contain Seller's database of contacts;

(i)           The Excluded Furniture listed on Schedule 2.2(i) hereof; and

(j)           All other assets of Seller that are not "Purchased Assets" as provided in Section 2.1.

2.3           Purchased Contracts. On the Closing Date, Buyer shall deliver to Seller an assignment and assumption agreement, in the form attached hereto as Exhibit A (the "Assumption Agreement") pursuant to which Seller shall assign to Buyer, and Buyer shall assume and agree to perform, only the obligations of Seller due to be performed after the Closing Date under the: (a) Accepted Account Agreements; (b) Accepted Representative Agreements set forth on Schedule 2.3(b), (c) the Real Property Leases set forth on Schedule 2.3(c); and (d) other agreements, management agreements, and employment agreements set forth on Schedule 2.3(d) (collectively, the "Purchased Contracts"); provided, however, that Buyer shall not be obligated to perform, satisfy, pay or otherwise discharge any liabilities or obligations under the Purchased Contracts (A) to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or (B) to the extent such liabilities and obligations arise out of any such breach or default.

2.4           Excluded Liabilities. Buyer shall not assume and shall not be liable for, and Seller and its Affiliates and their respective direct or indirect subsidiaries shall retain and remain solely liable for and be obligated to discharge, all of their debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent, not expressly assumed by Buyer pursuant to the Assumption Agreement (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"), including without limitation, the following:

(a)           Any liability for breaches of any and every applicable contract or any other instrument, or purchase order or any liability for payments or amounts due under any contract, agreement, lease, license, commitment or any other instrument, contract, document or purchase order;

(b)           Any liability or obligation for Taxes attributable for any period, or attributable to or imposed upon the Accounts for any period (or portion thereof) through the Closing, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement;

(c)           Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable including any such liabilities owed to Affiliates of Seller;

(d)           Any liability or obligation arising as a result of any legal or equitable action, judicial or administrative proceeding or arbitration initiated at any time, to the extent relating to any action or omission by or on behalf of Seller or any and all of its Affiliates and their respective direct or indirect subsidiaries, including, without limitation, any liability for violations of federal or state securities or other laws; provided that with respect to any Accepted Representatives, or Accepted Account Agreements, Seller shall only have responsibility for any liability or obligation arising from or relating to any actions or failure to act on or prior to the Closing Date;

(e)           Any liability or obligations relating to a Rejected Account or Rejected Representative Agreement;

(f)           Any liability or obligation arising out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit plans;

(g)           Any liability or obligation for making payments of any kind (including as a result of the Transfer or as a result of the termination of employment of employees, or other claims arising out of the terms and conditions of employment, or for vacation or severance pay or otherwise) to employees of Seller, its Affiliates and their respective direct and indirect subsidiaries, or in respect of payroll taxes for employees of Seller, its Affiliates and their respective direct and indirect subsidiaries;

(h)           Any liability or obligation for making payments of any kind with respect to the Accounts, whether to customers or other third parties, where such liability or obligation was incurred or arose prior to the Closing Date;

(i)           Any liabilities or obligations in respect of any Excluded Assets; and

(j)           Any liability or obligation of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby including, but not limited to, any liability or obligation related to the failure to secure any necessary Governmental Authorizations.

2.5             Purchase Price.

(a)           The purchase price for the Purchased Assets (the "Purchase Price") shall be based on a percentage, as calculated below, of the aggregate T12 of the Accepted Representatives who convert to and become Registered Representatives of Buyer at Closing (the "Converted Representatives").

(b)           Within five (5) days of the execution of this Agreement, Buyer will establish a letter of credit, in the form attached hereto as Exhibit B, with a mutually agreeable financial institution with a subject amount equal to twenty percent (20%) of the aggregate T12 of the Approved Representatives. The letter of credit shall remain in force and effect for a period of one year following the Closing Date.

(c)           At Closing, the Purchase Price shall be determined as follows:

(1)
If the aggregate T12 of the Accepted Representatives represents at least eighty percent (80%) of the aggregate T12 of all of the Registered Representatives of Seller, the Purchase Price shall be equal to 20.0% of the aggregate T12 of the Converted Representatives.

(2)
If the aggregate T12 of the Accepted Representatives represents at least seventy-five percent (75%) but less than eighty percent (80%) of the aggregate T12 of all of the Registered Representatives of Seller, the Purchase Price shall be equal to 19.5% of the T12 of the Converted Representatives.

(3)
If the aggregate T12 of the Accepted Representatives represents at least sixty percent (60%) but less seventy-five percent (75%) of the aggregate T12 of all of the Registered Representatives of Seller, the Purchase Price shall be equal to 19.0% of the T12 of the Converted Representatives.

(4)
If the aggregate T12 of the Accepted Representatives represents less than sixty percent (60%) of the aggregate T12 of all of the Registered Representatives of Seller, the Purchase Price shall be equal to 18.0% of the aggregate T12 of the Converted Representatives.

(d)            At Closing, the Purchase Price shall be determined pursuant to the formula above and sixty-five percent (65%) of the Purchase Price shall be paid to Seller in cash at Closing, with the balance (thirty-five percent (35%)) to be paid over three (3) equal installments payable on the following dates: July 16, 2012, October 15, 2012, and January 11, 2013 (the "Installments").

2.6           Recalculation of Purchase Price.

(a)           On the date which is 180 days after the Closing Date (the "Recalculation Date"), the Purchase Price shall be recalculated in accordance with Section 2.5(c) above by, including within the definition of Converted Representatives, only those Converted Representatives who: (i) continue to remain employed as Registered Representatives of Buyer as of the Recalculation Date; and (ii) have their Registered Representative license in full force and effect as of the Recalculation Date in the state in which their principal office is located.

(b)           Buyer shall receive a credit against payment of the final Installment in the amount, if any, by which the Purchase Price is reduced in accordance with Section 2.6(a), provided, however, in no event shall the Purchase Price be reduced below sixty-five percent (65%) of the Purchase Price as calculated pursuant to Section 2.5(c).

2.7            No Successor. Seller acknowledges and represents that: (i) Buyer is not assuming any leases, commitments, obligations, or liabilities of any nature of Seller other than the Purchased Contracts; (ii) Buyer will not employ any employees of Seller, nor have any corporate management, officers or directors or shareholders in common with Seller except as set forth on Schedule 2.7: (iii) Seller is not receiving any equity in the Buyer nor any rights of ownership or rights to participate in the profits of the Buyer; and (iv) nothing contained herein or occurring as a result of the transactions contemplated hereby shall deem Buyer a successor in interest to Seller.

ARTICLE III
CLOSING

3.1           Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Articles VII and VIII have been satisfied or waived, as the parties may agree, at such place as shall be agreed upon by Buyer and Seller.

3.2           Buyer Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing, Buyer shall deliver to Seller all the following:

(a)           A certificate of good standing for Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(b)           certificate of the Secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the Certificate of Incorporation of Buyer; (ii) the bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any ancillary agreements;

(c)           The Assumption Agreement duly executed by Buyer; and

(d)           The certificate contemplated by Section 8.1, duly executed by an executive officer of Buyer.

3.3           Seller's Deliveries Upon Closing.

(a)           A certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Oregon;

(b)           A certificate of the Secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Articles of Incorporation of Seller; (ii) the bylaws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any ancillary agreements;

(c)           A certificate of good standing of Parent issued as of a recent date by the Secretary of State of the State of Oregon;

(d)           A certificate of the Secretary of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Articles of Incorporation of Parent, (ii) the bylaws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Parent executing this Agreement and any ancillary agreements;

(e)           The Assumption Agreement duly executed by Seller;

(f)           A Bill of Sale, in the form attached hereto as Exhibit C, duly executed by Seller;

(g)           The Governmental Authorizations and Required Consents (as defined in Section 4.6 hereof);

(h)           The certificate contemplated by Section 7.1(c), duly executed by the authorized officer of Seller; and

(i)           Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets or to effect the Transfer.

3.4           Post-Closing Date Transactions.

(a)           All income and expenses attributable to the servicing of the Accepted Accounts and the activities of Converted Representatives accruing on or after the Closing Date shall accrue to the account of Buyer. All income and expenses attributable to the servicing of the Accepted Accounts and the activities of Converted Representatives accruing before the Closing Date shall accrue to the account of Seller.

(b)           If payments are received by Buyer that are attributable to the servicing of the Accepted Accounts and/or the activities of Converted Representatives occurring prior to the Closing Date, Buyer shall promptly forward such amounts to Seller.

(c)           If payments are received by Seller that are attributable to the servicing of the Accepted Accounts and/or the activities of Converted Representatives occurring on the Closing Date, or after the Closing Date, Seller shall promptly forward such amounts to Buyer.

(d)           If payment is received by either party pursuant to Sections 3.4(b) or (c) above, and the servicing of the subject transaction(s) occurred while the Converted Representative was associated with the non-receiving party, the party in receipt shall be responsible for payment of any compensation owed to the Converted Representatives in the amount pro rata as received. Neither party shall be responsible for or assume any liability or debt as related to amounts owed to Converted Representatives by the other party. This provision specifically references, but is not limited to, monies received by either party for quarterly managed money, mutual fund trails, or annuity transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Article IV is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date for such time as the indemnity for the breach thereof shall survive as set forth in Sections 9.1. Seller and Parent represent and warrant to Buyer as follows:

4.1           Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Oregon. Parent is a corporation duly organized, validly existing and in good standing under the laws of Oregon. Each of Seller and Parent has the requisite power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of Parent and Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

4.2           Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by each of Parent and Seller, the performance by each of Parent and Seller of its obligations hereunder and thereunder, and the consummation by each of Parent and Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors of each of Parent and Seller, no other act or proceeding on the part of or on behalf of Parent or Seller or their respective members is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by each of Parent and Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of each of Parent and Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Parent and/or Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Parent or Seller pursuant to the provisions hereof and thereof.

4.3           Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and constitutes, and the other agreements and instruments to be executed and delivered by Parent and/or Seller pursuant hereto, upon their execution and delivery by Parent and/or Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer) legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

4.4           Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations as set forth in Schedule 4.4, there is no requirement applicable to the Seller or Parent to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller or Parent of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller and/or Parent pursuant hereto or the consummation by Seller and Parent of the transactions contemplated herein or therein, the failure of making which would have a Material Adverse Effect thereto. Seller acknowledges and agrees that prior to the Closing, FINRA will be notified of the Transfer and as a condition precedent to the Closing, FINRA shall have approved the Transfer.

4.5           No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Parent or Seller or the charter documents of their Affiliates, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller or Parent is a party or by which Seller or Parent or any of the Accounts may be bound, (c) violate any statute, ordinance or law or any rule, regulation, regulatory mandate, directive, settlement terms, order, writ, injunction or decree of any Governmental Entity or Regulator applicable to Parent, Seller, or Buyer or by which any properties or assets of Seller, Parent or Buyer may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller or Parent from any Governmental Entity.

4.6            Consents. Schedule 4.6 sets forth each agreement, contract or other instrument binding upon Seller or Parent requiring a consent as a result of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including consents necessary to transfer the Accepted Accounts and the Accepted Representative Agreements to Buyer) (each a "Required Consent").

4.7            Filings; No Undisclosed Liabilities. Since January 1, 2005, Seller has filed all forms, reports, schedules, statements and other documents required to be filed by it (as supplemented and amended) (collectively, the "Seller's Reports"), with each Governmental Entity, including without limitation the SEC, FDIC, FINRA, NASDAQ and the NYSE, each of which filings complied when filed with all applicable requirements. All of the information contained in the Seller's Reports was prepared from the books and records of the Seller regularly maintained by management. None of the Seller's Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, un-matured or other, with respect to any of the Accounts or the Representative Agreements.

4.8           Absence of Certain Changes. Since January 1, 2005, Seller has operated the Accounts in the ordinary course consistent with past practice and Seller has complied with all applicable laws and regulations applicable to the Accounts, has not commenced a lawsuit or other proceeding related to or involving the Accounts, and has not assigned, sold or otherwise conveyed to any third party, any of the Accounts prior to the Closing Date.

4.9           Accounts. Representative Agreements.

(a)           Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to service the Accounts in the manner in which Seller has serviced the same, or to assign Seller's rights under the Representative Agreements.

(b)           Absent customer direction to the contrary. Seller has the complete and unrestricted power and the unqualified right to sell, assign and deliver the right to service the Accounts and Seller's rights under the Representative Agreements to Buyer, subject to the terms of the Representative Agreements. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired the right to service the Accepted Accounts and Seller's rights under the Accepted Representative Agreements free and clear of any Liens and there will exist no restriction on the use or transfer of the right to service the Accepted Accounts and Seller's rights under the Accepted Representative Agreements. No Person other than Seller has any right or interest in the right to service the Accounts and in Seller's rights under the Representative Agreements, including the right to grant interests in the right to service the Accounts and the Seller's rights under the Representative Agreements to third parties.

(c)           No restrictions will exist on Buyer's right to resell the servicing of the Accepted Accounts or the rights under the Accepted Representative Agreements nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement or otherwise.

(d)           Except as occurs in the normal course of business (e.g. pending ACATS), Seller has not received a notice from any holder of an Account or Registered Representative that such customer or registered representative intends to transfer the servicing responsibility for his, her or its Account to an entity other than Buyer.

4.10           Licenses and Permits. Seller holds all governmental and regulatory consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of such Governmental Entities applicable to the servicing of the Accounts and/or any Representative Agreement. There is no investigation or inquiry to which Seller is a party pending, or, to Seller's Knowledge, threatened, relating to the Accounts and/or any Representative Agreement.

4.11           Taxes. Since January 1, 2005, all Taxes have been or will be paid or properly accrued for by Seller for all periods (or portions thereof) prior to and including the Closing Date. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Accepted Accounts. There are no pending or threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes.

4.12           Compliance with Law. Since January 1, 2005, the servicing of the Accounts by Seller and the exercise of Seller's rights under the Representative Agreements have been conducted in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

4.13           Litigation; Other Claims. Except as set forth in Schedule 4.13:

(a)           There are no claims, actions, suits, inquiries, proceedings, arbitration proceedings, or investigations (collectively "Actions") against Seller, or with respect to any of its officers, directors, shareholders or Registered Representatives, any Actions related to the business of Seller, seeking monetary or other damages, which are currently pending or, to Seller's Knowledge, threatened, at law or in equity or before or by any Governmental Entity, or which challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations. There are no unresolved customer complaints or actions related to any of the Accounts, nor are there any customer complaints or actions that are currently pending or, to Seller's Knowledge, threatened, and Seller is not aware of any basis for such complaints or actions, other than those listed in Schedule 4.13. Seller has prepared Schedule 4.13 which shall include a list of customer complaints with respect to Accepted Representatives within the thirty-six (36) months prior to the Closing Date, along with the details and a brief description thereof. Seller further will provide an updated Schedule 4.13 list at Closing.

(b)           No Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

4.14           Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity, which could reasonably be expected to prevent or delay the Closing. There does not exist any default by Seller or, to Seller's Knowledge, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller, including without limitation, any of the Purchased Contracts, and no notices of breach thereof have been received by Seller.

4.15           Schedules. All of the schedules attached hereto, including those describing the Accounts and the Representative Agreements are complete and accurate.

4.16           Full Disclosure. Except as disclosed in this Agreement and the Schedules and Exhibits hereto, Seller is not aware of any facts pertaining to the Accounts or the Representative Agreements which affect the Accounts or Representative Agreements in an adverse manner or which will likely in the future affect the Accounts or Representative Agreements in an adverse manner, including the existence of customer complaints, arbitration proceedings, litigation of any sort, margin calls, unsecured deficits and the like, or regulatory investigations or inquiries. Neither this Agreement nor any other agreement, exhibit, schedule or certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

4.17           Brokers and Finders. Neither the Seller, Parent nor any of their respective managers, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

4.18           Fair Consideration; Solvency: No Fraudulent Conveyance. The sale of the Purchased Assets is made in exchange for fair and adequate consideration. Neither Seller nor Parent: (i) is insolvent or in liquidation, (ii) has made application or order for its winding up or dissolution, (iii) has passed or taken steps to pass a resolution for its winding up or dissolution, (iv) has become unable to pay its debts as and when they fall due, or (v) has had a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or Parent to any of the Accounts or the Representative Agreements after the Closing.

4.19           Insurance. Schedule 4.19 lists all insurance policies and fidelity bonds covering the Accepted Accounts and the Accepted Representatives. Within thirty (30) days of the date of this Agreement, Seller shall furnish to Buyer Schedule 4.19, which is a preliminary list of all claims made under such policies within the twenty-four (24) months prior to the Closing Date. Except as set forth on Schedule 4.19, there is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

4.20           FINRA Member. Seller is a member in good standing of FINRA and is a broker-dealer registered as such under the Exchange Act. Seller is in compliance with the Exchange Act and all rules thereunder, and all FINRA rules and regulations applicable to Seller.

4.21           Material Statements. No representation or warranty made by Seller or Parent in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Buyer Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Article V is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date for such time as the indemnity for the breach thereof shall survive as set forth in Section 9.2. Buyer represents and warrants to Seller and Parent as follows:

5.1           Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Florida, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

5.2           Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3           Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller and Parent), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

5.4           Consent and Approvals. Except for FINRA approval, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, the failure of making which would have a Material Adverse Effect on the transactions contemplated hereby.

5.5           No Violation. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller or Parent from any Governmental Entity.

ARTICLE VI
COVENANTS

6.1           Access to Information.

(a)            Prior to the Closing, Parent and Seller will permit Buyer to make a full and complete investigation of the business, assets, operations, properties, financial condition, prospects and material agreements of Seller, including without limitation, the Accounts, the Registered Representatives and the Purchased Contracts, and to receive from Seller all information of Seller relating thereto (the "Due Diligence Investigation"). Access to personnel shall be limited to Trent Davis, Murray Smith, and Christopher Schreiber. Without limiting this right, Parent and Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Accounts, the Registered Representatives, and the Purchased Contracts and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review, subject in each case to the terms and conditions of Section 6.20 hereof. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Parent and Seller shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Parent's and Seller's business and document retention policies in accordance with applicable laws, rules and regulations, as if the transactions contemplated by this Agreement had not occurred.

(b)           At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the investigation and/or defense of a customer complaint, claim, litigation or arbitration, or with any regulatory inquiry, action or investigation, any preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

6.2           Third Party Consents. Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to affect all registrations, filings and notices with or to third parties (including, without limitation, applicable clearing firms) or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement.

6.3           Certain Notifications. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Articles VII or VIII of this Agreement.

6.4           Best Efforts. Buyer, Parent and Seller shall use their best efforts (i) to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Articles VII and VIII below, and (ii) to cause to be performed all of the matters required of them under this Agreement as of the Closing.

6.5           Conduct of Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller will operate in its ordinary and usual course, consistent with past practice, and will use all reasonable best efforts to preserve intact all rights, privileges and other authority relating to the Accounts and the Representative Agreements. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business affecting the Accounts. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

(a)           will comply in with all laws, rules and regulations applicable to the Accounts;

(b)           will not increase a payout rate or make a similar financial arrangement under any Representative Agreement;

(c)           will not assign, sell or otherwise convey to any third party, without obtaining Buyer's prior written consent, and except in direct response to a request for transfer to a third party without consideration, any of the Accounts or the Representative Agreements or any rights therein prior to the Closing Date;

(d)           except as set forth in Schedule 6.5, will not enter into or modify any contract with any third party, including without limitation, the clearing firm of Seller; and

(e)           will not cancel or terminate any error and omission policies of insurance covering the Registered Representatives.

6.6           Mailing of Transfer Notice. Seller will have sent a notice (the "Transfer Notice") to all Accepted Account customers, in a form that is satisfactory to the Buyer, notifying each customer that the servicing of his, her or its account will be transferred to the Buyer effective as of the Closing Date. Such Transfer Notice, and the mailing date of such Notice, shall comply with federal and applicable state law, and rules and regulations of each applicable Governmental Entity, including without limitation FINRA and Regulation SP.

6.7           Tax Returns. Seller shall, to the extent that failure to do so could adversely affect the Accepted Accounts following the Closing Date, (a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Buyer, and (b) be responsible for and pay when due any and all Taxes.

6.8           Post-Closing Access to Information. If, after the Closing Date, in order properly to service the Accepted Accounts or comply with the Accepted Representative Agreements or prepare documents or reports required to be filed with Governmental Authorities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's possession relating to Purchased Assets not part of the Transferred Records, Seller will furnish or cause its representatives to furnish such information to Buyer. Seller shall maintain and make available the information and records specified in this Section 6.8 for a period of six (6) years after the Closing Date.

6.9           No Post-Closing Retention of Accounts or Representative Agreements, Seller agrees that, after the Closing Date, it shall use its best efforts to effect the transfer of each Accepted Account of any customer or any rights under the Accepted Representative Agreements, unless a customer requests the Seller to continue servicing such customer's Account.

6.10           Post-Closing Retention of Copies. Upon the Closing, Seller agrees that it shall not sell, assign, share, use in any manner inconsistent with the Transfer, or divulge in any manner, any information regarding the Accepted Accounts or the Accepted Representative Agreements without Buyer's prior written consent, or except as required by regulatory inquiry, subpoena, or an order of a court of competent jurisdiction. Seller may retain and use copies of books and records relating to the Accepted Accounts and the Accepted Representative Agreements as well as other documents required by law, rule or regulation to be kept by Seller for the sole purpose of meeting Seller's regulatory responsibilities. Seller shall not be permitted to use books and records relating to the Accepted Accounts or Accepted Representative Agreements for any other reason.

6.11           Public Announcements. Seller, Parent, Buyer, and its parent, shall not make any reports, statements, releases or public disclosures concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein unless Buyer agrees in advance and in writing thereto, including, but not limited to, the text and timing of such disclosure; provided, however, that (i) nothing contained herein shall prevent Parent or Seller at any time from furnishing any required information to any Governmental Entity having jurisdiction over the Seller, or (ii) a party may, without the prior consent of the other party, issue a press release or make such other public statement as required by law or FINRA if it has (a) used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner, and (b) faxed or electronically transmitted a copy of such release or public statement to such other party at a reasonable time prior to issuing such release or making such statement.

6.12           Post-Closing Actions. Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the sale of the Purchased Assets to, and vesting in Buyer, of Seller's right to the Purchased Assets, including the right to service the Accepted Accounts, free and clear of all Liens, in accordance with the terms of this Agreement. Seller also agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer's expense, in enforcing the terms of any agreements between Seller and any third party involving the Accepted Account Agreements and the Accepted Representative Agreements.

6.13           Permits. Seller will reasonably assist Buyer in obtaining any licenses, permits or authorizations that are not transferable but are required for carrying on the Accepted Accounts or the Accepted Representative Agreements.

6.14           Taxes. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

6.15           Non-Solicitation of Employees and Representatives.

(a)           From the Closing Date and for a period of two years thereafter (or the termination date of this Agreement if there is no Closing pursuant to Section 11.1), each of Parent, Seller and their respective Affiliates, officers, directors employees, representatives and agents, as identified below, shall not, directly or indirectly, solicit, recruit or hire any employee, registered representative, independent contractor, or investment advisor of Buyer, including after the Closing Date, any Converted Representative, to work or conduct business with or through, the Seller or any of its Affiliates. This provision is intended to be read and interpreted broadly in favor of protecting the valuable assets purchased by Buyer hereunder, and the Seller, Parent and their respective Affiliates, officers, directors, members, managers, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder. Buyer and Seller shall agree on a list of individuals who shall be subject to this Section 6.15(a) and shall be set forth on Schedule 6.15. Parent and Seller shall use their best efforts to obtain non-solicitation agreements executed by each subject person on or before the Closing Date. Further, at the request of Buyer, Seller shall assign all of its rights under any nonsolicitation or similar restrictive agreement that it has with each subject person.

(b)           From the date of execution of this Agreement until the Closing Date, except as expressly contemplated by this Agreement in furtherance of the Closing, Buyer and its Affiliates, officers, directors employees, representatives and agents shall not, directly or indirectly, solicit, recruit or hire any Registered Representative to work or conduct business with or through, the Buyer or a third party. If this Agreement is terminated for any reason pursuant to Section 11.1, for a period of two years after October 20, 2011, Buyer and its Affiliates, officers, directors employees, representatives and agents shall not, directly or indirectly, solicit, recruit or hire any Registered Representative to work or conduct business with or through, the Buyer or a third party. This provision is intended to be read and interpreted broadly in favor of protecting the valuable assets of Seller hereunder, and the Buyer and its Affiliates, officers, directors, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder.

6.16           Non-Solicitation of Customers. From the Closing Date and for a period of two (2) years thereafter, each of Parent and Seller and those persons listed in Schedule 6.15 shall not, directly or indirectly, solicit, entice or induce any Customer to become a customer of Parent, Seller, their respective Affiliates or any other person or entity, or to cease doing business with Buyer, and each of Parent, Seller and their respective Affiliates, managers, members, officers, directors, employees, representatives and agents shall not knowingly assist any person or entity in taking any such action. This provision is intended to be read and interpreted broadly in favor of protecting the valuable assets purchased by Buyer hereunder, and Parent, Seller and their respective Affiliates, managers, members, officers, directors, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder.

6.17           Non-Competition. From the Closing Date and for a period of one year thereafter, each of Parent and Seller and those persons listed in Schedule 6.15, shall not, directly or indirectly, compete with the business of Buyer (the "Business"), and each of Parent, Seller and their respective Affiliates, officers, directors, employees, representatives and agents shall not knowingly assist any person or entity in taking any such action, provided that the Scheduled Persons may, notwithstanding this provision, engage in the Business and associate with them up to three (3) additional registered representatives, not associated with Seller at closing. This provision is intended to be read and interpreted broadly in favor or protecting the valuable assets purchased by Buyer hereunder, and Parent, Seller and their respective Affiliates, officers, directors, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder. For purposes of the Section 6.17, "Business" shall mean the retail securities brokerage and investment advisory businesses.

6.18           Restrictive Covenant Agreements. Those persons listed in Schedule 6.15 shall each sign a Non-Competition and Non-Solicitation Agreement in form and substance acceptable to Buyer containing the restrictive covenants set forth in Section 6.15—6.17 hereof.

6.19           Employee Matters. Buyer shall have no obligation to hire any employees of Seller. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), vacation pay, severance, stock or stock options or any other sums or compensation whatsoever due to any employee of Seller or any of its Affiliates for any period ending on or prior to the Closing Date. Seller will be fully responsible for all amounts owing to all of its and its Affiliates' employees. Notwithstanding the foregoing. Buyer shall consider making offers for employment to those employees of Seller who it reasonably deems necessary to service the Accepted Accounts and the Accepted Representatives. Any such persons who accept employment with Buyer will be new hires for Buyer, and Buyer will not give any service credit for their terms of employment with Seller.

6.20          No Other Bids. In consideration of the Buyer's incurrence of certain costs and expenses in connection with the transactions contemplated hereby, until the earlier to occur of (i) the Closing, or (ii) the termination of this Agreement pursuant to its terms, Parent, Seller and their respective Affiliates shall not authorize any of its or their respective officers, directors, employees or other representatives (including without limitation attorneys, accountants, clearing firms and correspondents) to directly or indirectly solicit, initiate, engage in, continue or consummate negotiations with any other Person (other than Buyer or its Affiliates) concerning the sale, transfer or other disposition of the Accounts, Registered Representative Agreements, or any material assets of Seller, or the capital stock of, debt securities of, or any other interest in Seller. In the event of a breach of the covenant set forth in this Section 6.19, Seller shall simultaneously pay to Buyer the sum of Five Hundred Thousand Dollars ($500,000.00), as its exclusive remedy pursuant to a violation of this provision.

6.21            Confidentiality. Each of the Buyer, Parent and Seller shall keep all proprietary information concerning the other party confidential and shall disclose such information only to their respective employees and representatives (including without limitation investment bankers, attorneys, accountants, clearing firms and correspondents) who have a need to know such information in connection with the transactions contemplated hereby. None of the parties shall disclose to any Person the terms of or existence of this Agreement or the fact that the parties are conducting negotiations, except with the prior written approval of the other party. Notwithstanding the limitation set forth in this Section 6.20, the parties may make such disclosure as required by law, rule or regulation upon recommendation of legal counsel or by order of a court of competent jurisdiction.

ARTICLE VII
CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

7.1           Representations and Warranties True; Performance; Certificate.

(a)           The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b)           Seller and Parent shall have performed and complied with all of their respective agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and

(c)           Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller and Parent certifying to the matters set forth in Sections 7.1(a) and 7.1(b) above.

7.2           Consents. All Governmental Authorizations and Required Consents shall have been obtained. Prior to the Closing, FINRA shall have been notified of the Transfer and FINRA shall have approved the Transfer.

7.3           No Proceedings or Litigation.

(a)           No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity or regulated or self-regulated body, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity, regulatory or self-regulatory body which prevents the consummation of the transactions contemplated by this Agreement.

(b)           No suit, action, claim, proceeding or investigation before any Governmental Entity, regulatory or self-regulatory body shall have been threatened or commenced against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the right to service the Accounts or asserting that the sale of right to service the Accounts or the Seller's rights under the Representative Agreements would be illegal or create liability for damages or which may have a Material Adverse Effect on the Buyer or its rights under this Agreement.

7.4           Documents. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller or Parent at the Closing, including without limitation the non-solicitation agreements referred to in Section 6.15(a) above, and all actions of Seller and Parent required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

7.5           Governmental Filings. The parties shall have made any required filing with Governmental Entities in connection with this Agreement, and any approvals related thereto shall have been obtained (including without limitation, approval of the Transfer by FINRA) or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected. Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

7.6           No Material Adverse Change. There shall have been no change relating in any way to the Accepted Accounts or the Accepted Representative Agreements whether individually or in the aggregate that might have a Material Adverse Effect on the Buyer as of the Closing Date as compared with the date of this Agreement, or its rights under this Agreement.

7.7           Requests for Account Transfer. Other than in the normal course of business, Seller shall not have received, nor have been made aware of, any request by a customer to have his, her or its Account serviced by an entity other than the Buyer, whether pursuant to the Transfer Notice or otherwise.

7.8           Due Diligence. Completion of, and satisfaction in all respects by Buyer with the Due Diligence Investigation (the "Due Diligence Condition").

ARTICLE VIII
CONDITIONS TO PARENT AND SELLER'S OBLIGATIONS

The obligations of Parent and Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

8.1           Representations and Warranties True; Performance; Certificate.

(a)           The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b)           Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)           Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 8.1(a) and 8.1(b) above.

8.2           No Proceeding or Litigation.

(a)           No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

(b)           No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the right to service the Accounts or asserting that the sale of the right to service the Accounts or Seller's rights under the Representative Agreements would be illegal or create liability for damages.

8.3           Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

8.4           Governmental Filings. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected. Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

ARTICLE IX
INDEMNIFICATION AND EXPENSES

9.1 Indemnification by Parent and Seller. Parent and Seller agree to jointly and severally indemnify and hold harmless the Buyer, its parent, subsidiaries, other Affiliates, directors, officers, employees and agents (the "Buyer Indemnitees") from and against any and all Losses incurred by such Buyer Indemnitees in connection with or arising from:

(a)           Any breach by Seller or Parent of any of their covenants in this Agreement or in any agreement ancillary hereto, or any failure of Seller or Parent to perform any of its obligations in this Agreement or in any ancillary agreement hereto;

(b)           Any breach of any warranty or the inaccuracy of any representation of Seller or Parent contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent or Seller pursuant hereto (disregarding for purposes of this Section 9.1(b) any "material," "in all material respects," or similar qualification contained in any such representation or warranty or with respect thereto for purposes of calculating the amount of Losses);

(c)           The failure to comply (either by Seller or Buyer) with any applicable bulk sales law;

(d)           The failure of a Seller to perform, satisfy or pay any Excluded Liability; and

(e)            Defending any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle a Buyer Indemnitee to indemnification hereunder.

The indemnification provided for in this Section 9.1 shall terminate [thirty-six (36)] months after the Closing Date (and no claims shall be made by the Buyer Indemnitees under this Section 9.1 thereafter), except that the indemnification by the Seller Group shall continue thereafter as to:

(a)           the representations, warranties and covenants relating to title and the failure of Seller to perform, satisfy or pay any Excluded Liabilities, as to all of which no time limitation shall apply; and relating to Taxes as to which the applicable statute of limitations shall apply; and

(b)           any Loss of which any Buyer Indemnitee has notified Parent or Seller in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of the Seller Group shall continue until the liability of the Seller Group shall have been determined pursuant to this Article IX, and the Seller Group shall have reimbursed all Buyer Indemnitees for the full amount of such Loss in accordance with this Article IX.

9.2           Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each of Parent, Seller, and their respective Affiliates, and their directors, officers, employees and agents (the "Seller Indemnitees") from and against any and all Losses incurred by such Seller Indemnitee in connection with or arising from:

(a)           Any material breach by Buyer of any of its covenants or agreements in this Agreement or any failure by Buyer to perform any of its obligations in this Agreement;

(b)           Any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto (disregarding for purposes of this Section 9.2(b) any "material," "in all material respects," or similar qualification contained in any such representation or warranty or with respect thereto for purposes of calculating Losses);

(c)           The failure of Buyer to perform, satisfy or pay any Assumed Liability under the Purchased Contracts; and

(d)           Defending any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle a Seller Indemnitee to indemnification hereunder.

The indemnification provided for in this Section 9.2 shall terminate thirty-six (36) months after the Closing Date (and no claims shall be made by Seller Indemnitees under this Section 9.2 thereafter), except that the indemnification by Buyer shall continue as to:

(a)           The failure of Buyer to perform, satisfy or pay any Assumed Liability under the Purchased Contracts, as to all of which no time limitation shall apply; and

(b)           Any Loss of which a Seller Indemnitee has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed all Seller Indemnitees for the full amount of such Loss in accordance with this Article IX.

9.3           Notice of Claims.

(a)            Any Buyer Indemnitee or Seller Indemnitee (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)           After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article DC shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by an arbitration award entered pursuant to Section 9.5. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss suffered by it.

(c)           If an Indemnified Party is entitled to indemnification hereunder, the Indemnitor shall pay to the Indemnified Party the amount to which the Indemnified Party is entitled promptly after the amount has been determined. Buyer shall have the right to offset any such amount against any portion of the Purchase Price not yet paid as of such date.

9.4           Third Person Claims.

(a) Promptly after the assertion by any third party of any claim against any Indemnified Party (a "Third Party Claim") that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnitor a Claim Notice; provided, that no delay on the part of the Indemnified Party in notifying the Indemnitor shall relieve the Indemnitor of any liability or obligations hereunder, except to the extent that the Indemnitor has been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third Party Claim; provided, that the Indemnitor shall not be liable to indemnify any Indemnified Party for any settlement of any such Third Party Claim effected without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If any such action or claim is settled with the prior written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto. The Indemnified Party shall consult with the Indemnifying Party in a reasonable manner at reasonable times regarding the status of any Third Party Claim, including regarding strategy, bona fide settlement offers or mediations and material results of discovery and investigation.

9.5           Resolution of Disputes: Remedies.

(a)            Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration conducted by American Arbitration Association ("AAA"), by a panel of three arbitrators, held in Tampa, Florida, under the Commercial Arbitration Rules then in effect of AAA; provided, however, if the amount in controversy is less than $100,000, the panel shall consist of one arbitrator, and the parties shall request an expedited proceeding. Arbitration proceedings shall be initiated within thirty (30) days of a written request by Buyer or Seller.

(b)           The arbitrators) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

(c)           The arbitrators) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorney's fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(d)           Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Seller, Parent and Buyer hereby submit to the jurisdiction of the Federal and State courts in Hillsborough County, Florida, for the purpose of confirming any such award and entering judgment thereon.

(e)           All proceedings under this Section, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

(f)           The fact that the dispute resolution procedures specified in this Section shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff, which any party may exercise pending resolution of any dispute, controversy or claim.

(g)           The arbitration procedure in this Section 9.5 shall be the exclusive remedy available to Buyer, Parent and Seller hereunder to resolve any claim, controversy or dispute arising hereunder. Notwithstanding the foregoing sentence, Buyer shall have the right to seek injunctive relief from Federal and State courts in Hillsborough County, Florida in the event of a breach of this Agreement by Seller or Parent.

9.6            Set-Off Rights. In addition to any indemnification rights set forth herein. Buyer shall have the right to set-off against the payment of Quarterly Installments any Losses incurred by Buyer Indemnitees hereunder.

ARTICLE X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue for such time as the indemnity for the breach thereof shall survive as set forth in Article IX. All covenants and obligations contained in this Agreement to be fully performed or complied with at or prior to Closing shall not survive Closing. All covenants and obligations contained in this Agreement to be performed or complied with after Closing (and any right to indemnification for breach thereof) shall survive for the periods specified therein, or if no such period is specified, indefinitely.

ARTICLE XI MISCELLANEOUS

11.1           Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of the parties hereto;

(b)           by the Buyer, if the Due Diligence Condition has not been satisfied on or before Closing, which due diligence shall be updated by Seller on an as needed basis to reflect newly discloseable events prior to Closing

(c)           by the Buyer, if there shall have occurred any crisis or change in political, financial or economic conditions, the effect of which on the financial markets is such as to make it, in the judgment of Buyer, impracticable or inadvisable to consummate the transactions contemplated hereunder; or

(d)           by Seller or Buyer upon written notice to the other party if any Governmental Entity shall have issued a final decision, written indication, or order denying, rejecting, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Termination of this Agreement under this Section 11.1 shall not release, or be construed as so releasing, either party hereto from the obligations under Sections 6.11, 6.15 and 6.20, which shall survive such termination. Should Section 11.1(c) be invoked, Buyer shall not solicit or hire Seller associated Representatives for two (2) years from the date of termination.

ARTICLE XII
MISCELLANEOUS AND GENERAL PROVISIONS

12.1           Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the parties and their respective successors and assigns.

12.2           Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3           No Successor in Interest. Nothing in this Agreement shall be construed to imply that the Buyer is or will be a successor in interest to the Seller.

12.4           Governing Law: Jurisdiction. THIS AGREEMENT AND ALL ACTS AND TRANSACTIONS PURSUANT HERETO AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. SUBJECT TO SECTION 9.5 HEREOF, EACH OF THE PARTIES TO THIS AGREEMENT CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE AND FEDERAL COURTS OF HILLSBOROUGH COUNTY, FLORIDA.

12.5           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.6           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.7           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, electronic delivery, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice:

(a)	if to Buyer: JHS Capital Advisors, LLC 501 E. Kennedy Blvd., Suite 1400 Tampa, Florida 33602 Attention: Stacy Costner, General Counsel

with a copy to:

Fowler White Boggs, P.A. 501 East Kennedy Blvd., Suite 1700 Tampa, Florida 33602 Attention: Thomas E. Gibbs, Esq.

(b)	if to Seller or Parent: Paulson Investment Company, Inc. c/o Keith Ketterling 209 SW Oak Portland, Oregon 97204

with a copy to:

Holland & Knight, LLP 2300 U.S. Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 Attention: Mark von Bergen, Esq.

12.8           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the intended effect of such provision and the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) the unenforceable portion of such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.9           Entire Agreement. This Agreement and the documents referred to herein are the mutual product of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein, including without limitation, that certain Amended Letter of Interest in Acquiring Certain Assets of Paulson Investment Company, Inc. dated October 20, 2011. Any and all other written or oral agreements existing between the parties hereto regarding such transactions.

12.10           Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

12.11           Expenses. Each party will bear their own respective costs and expenses in connection with the transactions contemplated by this Agreement, including attorneys' fees, accounting fees and other fees incurred in connection with the consummation of the transactions contemplated herein, except that Buyer shall pay all expenses related to the transfer of the Transferred Records. Each party will bear their own respective costs and expenses if this Agreement is terminated under Section 11.1.

This Agreement has been duly executed and delivered by the duly authorized officers of Buyer, Seller and Parent as of the date first above written.

BUYER:

JHS CAPITAL ADVISORS, LLC

By:	/s/ Scott J. Bendert
Name:	Scott J. Bendert
Title:	President and CEO

SELLER:

PAULSON INVESTMENT COMPANY, INC.

By:	/s/ Trent Davis
Name:	Trent Davis
Title:	President and CEO

PARENT:

PAULSON CAPITAL CORP.

By:	/s/ Murray Smith
Name:	Murray Smith
Title:	CFO

Exhibits and Schedules

The following exhibits and schedules to the Asset Purchase Agreement dated April 10, 2012 are omitted pursuant to Item 601(b)(2).  A copy of any exhibit or schedule omitted hereby will be furnished to the Commission upon request.

Exhibit A - Assumption Agreement

Exhibit B - Bill of Sale

Exhibit C - Letter of Credit

Schedule 1.1(r) - Registered Representatives

Schedule 2.1(b) - Accepted Representatives

Schedule 2.2(i) - Excluded Furniture

Schedule 2.3(b) - Accepted Representative Agreements

Schedule 2.3(c) - Real Property Leases

Schedule 2.3(d) - Purchased Contracts

Schedule 2.7 - Seller Personnel Employed by Buyer

Schedule 4.4 - Governmental Authorizations

Schedule 4.6 - Consents

Schedule 4.13 - Litigation; Other Claims

Schedule 4.19 - Insurance

Schedule 6.5 - Contract with Any Third Party

Schedule 6.15 - People Subject to Non-Competition and Non-Solicitation Restrictions